Exhibit 99.1

REDDY ICE REPORTS FOURTH QUARTER 2004 RESULTS

FEBRUARY 24, 2005 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. today reported financial results for the fourth quarter ended December 31, 2004.

Revenues in the fourth quarter of 2004 were $53.3 million, compared to $48.3 million in the same quarter of 2003.  Net loss before preferred dividends was $3.7 million in the fourth quarter of 2004, compared to net loss before preferred dividends of $5.1 million in the fourth quarter of 2003.

Revenues in the full year 2004 were $285.7 million, compared to $238.2 million in 2003.  Net income before preferred dividends was $16.6 million in 2004, compared to net income before preferred dividends of $7.3 million in 2003.

EBITDA (as adjusted), defined as earnings before interest, taxes, depreciation and amortization and gain or loss on the disposition of assets, and referred to herein as EBITDA, was $6.2 million in the fourth quarter of 2004, compared to $7.7 million in the fourth quarter of 2003.  EBITDA was $75.7 million for the full year 2004, compared to $61.9 million in 2003.  Included in EBITDA for the fourth quarter and full year 2004 is approximately $1.5 million of expenses related to the redemption of Reddy Ice’s preferred stock and payment of a common dividend.  A discussion regarding the presentation of EBITDA in this press release, including reconciliations of EBITDA to net income (loss) before preferred dividends, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

During the fourth quarter of 2004, Reddy Ice completed four acquisitions with an aggregate cash purchase price of approximately $10.6 million, bringing the total number of acquisitions in 2004 to eleven.  Annual revenue associated with the 2004 acquisitions was approximately $13 million.

“We are pleased that our 2004 results met our expectations,” commented Chairman and Chief Executive Officer, William P. Brick.  “We improved our revenue, EBITDA and net income before preferred dividends over 2003 and successfully completed and integrated 11 acquisitions.”

CONFERENCE CALL

Reddy Ice has scheduled a conference call on Thursday, February 24, 2005 at 10:00 a.m. eastern time.  To participate, dial 303-262-2143 and ask for the Reddy Ice call 10 minutes prior to the start time.  A telephonic replay will be available through March 3, 2005 and may be accessed by calling 303-590-3000 and using the passcode 11024562#.

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

– Financial Tables to Follow –

FINANCIAL TABLES

Reddy Ice Holdings, Inc. was formed on May 8, 2003.  On August 15, 2003, Reddy Ice Holdings acquired Packaged Ice, Inc., which was renamed Reddy Ice Group, Inc.  Reddy Ice Holdings and Reddy Ice Group are collectively referred to as “Successor.”  Packaged Ice prior to the merger on August 15, 2003 is referred to as “Predecessor.”  Reddy Ice Holdings conducted no operations during the period from May 8, 2003 through August 14, 2003.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Successor	Successor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in thousands)

Revenues	$53,311	$48,278
Cost of sales	36,019	31,209
Gross profit	17,292	17,069
Operating expenses	11,103	9,320
Depreciation and amortization expense	6,083	5,239
Loss on disposition of assets	398	—
Income (loss) from operations	(292)	2,510
Other income, net	12	—
Interest expense	(5,264)	(6,570)
Loss before income taxes	(5,544)	(4,060)
Income tax benefit (expense)	1,890	(1,053)
Net loss before preferred dividends	(3,654)	(5,113)
Preferred dividends	986	2,958
Net loss available to common shareholders	$(4,640)	$(8,071)

EBITDA (1)	$6,201	$7,749

	Successor	Successor	Predecessor
	Twelve Months Ended December 31, 2004	May 8, 2003 (Date of Inception) to December 31, 2003	January 1 to August 14, 2003	Combined Twelve Months Ended December 31, 2003
	(in thousands)

Revenues	$285,727	$86,919	$151,269	$238,188
Cost of sales	173,066	52,732	91,642	144,374
Gross profit	112,661	34,187	59,627	93,814
Operating expenses	36,928	13,430	18,598	32,028
Depreciation and amortization expense	23,185	7,616	14,528	22,144
Loss (gain) on disposition of assets	398	—	(11)	(11)
Income from operations	52,150	13,141	26,512	39,653
Other income, net	—	—	116	116
Interest expense	(25,105)	(10,370)	(21,063)	(31,433)
Income before income taxes	27,045	2,771	5,565	8,336
Income tax expense	(10,494)	(1,053)	—	(1,053)
Net income before preferred dividends	16,551	1,718	5,565	7,283
Preferred dividends	10,583	4,431	2,566	6,997
Net income (loss) available to common shareholders	$5,968	$(2,713)	$2,999	$286

EBITDA (1)	$75,733	$20,757	$41,145	$61,902

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and gain or loss on the disposition of assets.

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

By presenting EBITDA (as adjusted), defined as earnings before interest, taxes, depreciation and amortization and gain or loss on the disposition of assets, and referred to herein as EBITDA, Reddy Ice intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  Reddy Ice evaluates operating performance based on several measures, including EBITDA, as Reddy Ice believes it is an important measure of the operational strength of its business.  Since EBITDA is not a measure calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation or as a substitute for “net income (loss) before preferred dividends,” the most directly comparable GAAP financial measure, as an indicator of operating performance.  Additionally, EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  EBITDA is not necessarily a measure of Reddy Ice’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss) before preferred dividends.”  Users of this financial information should consider the types of events and transactions which are excluded.  Reconciliations of EBITDA to net income (loss) before preferred dividends are found below:

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

RECONCILIATION OF EBITDA TO NET INCOME (LOSS) BEFORE

PREFERRED DIVIDENDS

(Unaudited)

	Successor	Successor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in thousands)

EBITDA	$6,201	$7,749
Depreciation and amortization expense	(6,083)	(5,239)
Loss on disposition of assets	(398)	—
Interest expense	(5,264)	(6,570)
Income tax benefit (expense)	1,890	(1,053)
Net loss before preferred dividends	$(3,654)	$(5,113)

	Successor	Successor	Predecessor
	Twelve Months Ended December 31, 2004	May 8, 2003 (Date of Inception) to December 31, 2003	January 1 to August 14, 2003	Combined Twelve Months Ended December 31, 2003
	(in thousands)

EBITDA	$75,733	$20,757	$41,145	$61,902
Depreciation and amortization expense	(23,185)	(7,616)	(14,528)	(22,144)
Gain (loss) on disposition of assets	(398)	—	11	11
Interest expense	(25,105)	(10,370)	(21,063)	(31,433)
Income tax expense	(10,494)	(1,053)	—	(1,053)
Net income before preferred dividends	$16,551	$1,718	$5,565	$7,283